Exhibit 1

Schedule 13D
Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to up to 10,500,000 shares of common stock of Emarine Global, Inc. that may be deemed beneficially owned by the undersigned, and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided, however, that no party is responsible for the completeness or accuracy of the information concerning any other party making the filing, unless such party knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the parties have executed this Joint Filing Agreement on January 6, 2012.

Race Holdings, LLC

By:	/s/ Keith Michael Jensen
Keith Michael Jensen, General Member

Keith Michael Jensen

/s/ Keith Michael Jensen
Individually